Exhibit 4
ACQUISITION AGREEMENT
AND PLAN OF
REORGANIZATION
     AGREEMENT, made effective this 15th day of April, 2007, by and among Southern Investments, Inc., an Oklahoma corporation, (“SIVM”), Global Warming Technologies, Inc., a Nevada Corporation (“GWTI”), and individually as “Shareholder” who own all of the outstanding shares of GWTI.
RECITALS
     WHEREAS, SIVM a public, non-reporting, company desires to acquire, 100% of the total outstanding capital stock of GWTI;
     WHEREAS, SIVM desires to acquire all of the issued and outstanding shares of common stock of GWTI in exchange for 55,000,000 un-issued shares of the common stock of SIVM upon Closing (the “SIVM Common Stock” or “SIVM Shares”);
     WHEREAS, SIVM will decrease the total number of its issued and outstanding common shares of stock so that SIVM will be 874,000 common shares, through a combination of a reverse common stock split and cancellation of certain common shares before Closing;
     WHEREAS, GWTI and its Shareholders agree to enter into a business combination transaction which shall result in the combination of the two entities with the former Shareholders of GWTI controlling a majority of SIVM and GWTI will become a wholly-owned subsidiary of SIVM; and
     WHEREAS, the Merger is intended to qualify as a tax-free reorganization under Sections 368 (a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and
     NOW, THEREFORE, in consideration of the mutual promises, covenants, and representations contained herein, the parties hereto intending to be legally bound hereby, agree as follows:
ARTICLE 1 — EXCHANGE OF SECURITIES
1.1	Issuance of Shares. Subject to all of the terms and conditions of this Agreement, SIVM agrees to exchange the SIVM Common Stock in exchange for 100% of the outstanding common shares of GWTI (the “GWTI Common Stock”) with the Shareholders.
1.2	Exemption from Registration; Reorganization. The parties hereto intend that the SIVM Common Stock to be issued to the Shareholders shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), and pursuant to applicable state statutes. The parties hereto expect this transaction to qualify as a tax-free reorganization under Sections 368 (a)(1)(B) of the Internal Revenue Code of

1986, as amended (the “Code”) but no IRS ruling or opinion of counsel is being sought in connection therewith and such ruling or opinion is not a condition to closing the transactions herein contemplated.
ARTICLE 2 — REPRESENTATIONS AND WARRANTIES OF GWTI
GWTI hereby represents and warrants to SIVM that:

2.1	Organization. GWTI is a corporation duly organized under the laws of Nevada, has all necessary corporate powers to carry on its business as now owned and operated, and is duly qualified to do business and is in good standing in each of the states and other jurisdictions where its business requires qualification.
2.2	Capital. GWTI’s authorized capital presently consists of 5,000 shares of Common Stock at $0.001 par value, of which, as of the date hereof, 5,000 shares of Common Stock have been issued and are outstanding. No shares, warrants or options have been reserved for issuance based upon certain specified contingencies. All issued and outstanding shares have been duly authorized, validly issued and are fully paid and non-assessable, and are subject to no preemptive rights of any shareholder. GWTI has no subsidiaries.
2.3	Directors and Officers. Schedule 2.3 to this Agreement, the text of which is hereby incorporated by reference, contains the names and titles of all of the directors and officers of GWTI as of the date of this Agreement.
2.4	Compliance with Laws. GWTI has substantially complied with, and is not in violation of, all applicable federal, state or local statutes, laws and regulations, including, without limitation, any applicable building, zoning, environmental, employment or other law, ordinance or regulation affecting its properties, products or the operation of its business except where such non-compliance would not have a materially adverse effect on the business or financial condition of GWTI. GWTI has all licenses and permits required to conduct its business as now being conducted and as contemplated in its Business Plan
2.5	Financial Statements. GWTI will deliver to SIVM, a copy of the balance sheets of GWTI as at December 31, 2006. These financial statements have been prepared from the books and records of GWTI, and present fairly the financial position of GWTI as of December 31, 2006, and have been prepared in accordance with generally accepted accounting principles consistently applied with those used in preparing financial statements of GWTI during prior fiscal periods.
2.6	Absence of Changes. Since the date of the most recent financial statements there has not been any change in the financial condition or operations of GWTI, except for changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

2.7	Absence of Undisclosed Liabilities. As of the date of its most recent balance sheet, GWTI did not have any material debt, liability, or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in such balance sheet or incurred in the ordinary course of business following the date of the last balance sheet included.
2.8	Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, SIVM and/or its attorneys shall have the opportunity to meet with accountants and attorneys to discuss the financial condition of GWTI. GWTI shall make available to SIVM and/or its attorneys all books and records of GWTI. If the transaction contemplated hereby is not completed, all documents received by SIVM and/or its attorneys shall be returned to GWTI and all information so received shall be treated as confidential.
2.9	Litigation. GWTI is not a party to any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation pending or, to the best knowledge of GWTI, threatened against or affecting GWTI or its business, assets or financial condition, except for matters which would not have a material affect on GWTI or its properties. GWTI is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. GWTI is not engaged in any lawsuits to recover any material amount of monies due to it.
2.10	Ownership of Shares. The delivery of GWTI Common Stock as contemplated herein will result in SIVM’s immediate acquisition of record and beneficial ownership of 100% of GWTI’s capital stock, free and clear of all liens and encumbrances subject to applicable State and Federal securities laws. Such shares were duly and validly issued, fully paid and non-assessable.
2.11	Ability to Carry Out Obligations. The execution and delivery of this Agreement by the Shareholders and GWTI and the performance by the Shareholders of the obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (a) any material breach or violation of any of the provisions of or constitute a material default under any license, indenture, mortgage, charter, instrument, articles of incorporation, by-laws, or other agreement or instrument to which GWTI is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any material agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of GWTI, or (c) an event that would result in the creation or imposition of any material lien, charge, or encumbrance on any asset of GWTI.
2.12	Assets. GWTI has good and marketable title to all of the properties and assets reflected on its latest balance sheet (except for property and assets disposed of in the ordinary course of business after the date thereof), free and clear of all liens and encumbrances, except as noted therein, and except for liens of taxes not delinquent.

3	Business Plan. The Business Plan of GWTI delivered to SIVM accurately describes the business and operations of GWTI. GWTI has all right, title and interest in future patents, formulas, trademarks, know-how, and other intellectual property discussed in such Business Plan or required to undertake the business and operations and manufacture and sell the products described in such Business Plan and is not required to pay any royalties for the use of such intellectual property to any person or entity.
4	Indemnification. Shareholders and GWTI agree to defend and hold SIVM harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of, or failure by Shareholders to perform any of their respective representations, warranties, covenants and agreements in this Agreement or in any schedule or other instrument furnished or to be furnished by Shareholders under this Agreement.
ARTICLE 3 — REPRESENTATIONS AND WARRANTIES OF SIVM
SIVM represents and warrants to GWTI and the Shareholders that:
Organization. SIVM is a corporation duly organized under the laws of Oklahoma, has all necessary corporate powers to own its properties and to carry on its business as now-owned and operated, and is duly qualified to do business in each of such states and other jurisdictions where its business requires such qualification.

Capital. SIVM’s authorized capital presently consists of 100,000,000 shares of Common Stock at $0.0001 par value, of which, as of the date hereof, 8, 740, 000 shares of Common Stock have been issued and are outstanding. SIVM has no subsidiaries.

At Closing, the authorized capital stock will consist of 100,000,000 shares of $0.0001 value Common Stock of which approximately 55,874,000 shares of Common Stock will be issued and outstanding. All of the issued and outstanding shares will be duly and validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating SIVM to issue or to transfer from treasury any additional shares of its capital stock of any class or to repurchase any such shares.

Business. Effective immediately SIVM shall cease operations and shall not enter into any material contracts.

Financial Statements. To the best of our knowledge and information, SIVM has had no operations for the past 7 years. No public disclosure has been made on SIVM through a 15C211 disclosure statement filed at www.pinksheets.com under the ticker symbol SIVM.PK.

3.5	Absence of Changes. Since the date of the Balance Sheet there has not been any change in the financial condition or operations of SIVM.

3.6	Absence of Undisclosed Liabilities. As of the date of the Balance Sheet SIVM and subsidiary did not have any material liabilities, except for those disclosed in Schedule 3.6.

3.7	Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, Shareholders shall have the opportunity to meet with SIVM’s accountants to discuss the financial condition of SIVM. SIVM shall make available to GWTI and Shareholders all books and records of SIVM in its possession and control.

3.8	Compliance with Laws. SIVM has complied with all, and is not in violation of any, applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable building, zoning, environmental or other law, ordinance, or regulation) affecting its properties or the operation of its business, except where non-compliance would not have a materially adverse effect on the business or operations of SIVM.

3.9	Litigation. SIVM is not a party to any suit, action, arbitration, legal, administrative, or other proceeding, or governmental investigation pending or, to the best knowledge of SIVM, threatened against or affecting SIVM or its business, assets, or financial condition.
3.10	Authority. The Board of Directors of SIVM has authorized the execution of this Agreement and the transactions contemplated herein, and when approved by the shareholders of SIVM it will have full power and authority to execute, deliver and perform this Agreement and this Agreement will be the legal, valid and binding obligation of SIVM, is enforceable in accordance with its terms and conditions, except as may be limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.
3.11	Ability to Carry Out Obligations. The execution and delivery of this Agreement by SIVM and the performance by SIVM will not conflict with or result in (a) any material breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, Articles of Incorporation, bylaws, or other agreement or instrument to which SIVM is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any material agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of SIVM, or (c) an event that would result in the creation or imposition of any material lien, charge, or encumbrance on any asset of SIVM.
3.12	Title. The shares of SIVM stock to be issued pursuant to this Agreement will be, at closing, free and clear of all liens, security interests, pledges, charges, claims encumbrances and restrictions of any kind. None of such shares of SIVM stock are or will be subject to voting trusts or agreements, no person holds or has the right to receive any proxy or similar instrument with respect to such shares, except as provided in this Agreement. SIVM is not a party to any agreement that offers or grants to any person the right to purchase or acquire any of the securities to be issued pursuant to this Agreement. There is no applicable local, state or federal law, rule, regulation or decree which would, as a result of the issuance of the shares of SIVM stock, impair, restrict or delay any voting rights with respect to the shares of SIVM stock.

3.13	National Quotation Bureau Pink Sheet Listing. SIVM is currently quoted on the National Quotation Bureau Pink Sheets Board (“Pink Sheets”) and has the following symbol: SIVM.
3.14	Indemnification. SIVM agrees to indemnify, defend and hold Shareholders and GWTI harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney’s fees, that they shall incur or suffer, which arise out of, result from or relate to any breach of, or failure by SIVM to perform any of its representations, warranties, covenants and agreements in this Agreement or in any schedule or other instrument furnished or to be furnished by SIVM under this Agreement.
ARTICLE 4 — ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS
4.2	Share Ownership. The Shareholders hold shares of GWTI Common Stock as set forth in Schedule 1.1 hereto. The shares are owned of record and are held beneficially by each holder thereof, and such shares are not subject to any lien, encumbrance or pledge. Each Shareholder has the authority to exchange such shares pursuant to this Agreement.
4.3	Investment Intent. Each Shareholder understands and acknowledges that the shares of SIVM Common Stock are being offered for exchange in reliance upon the exemption provided in Section 4(2) of the Securities Act of 1933 (the “Securities Act”) for non-public offerings; and each Shareholder makes the following representations and warranties with the intent that the same may be relied upon in determining the suitability of each Shareholder as a purchaser of securities.
a)	The SIVM Shares are being acquired solely for the account of each Shareholder, for investment purposes only, and not with a view to, or for sale in connection with, any distribution thereof and with no present intention of distributing or reselling any part of the SIVM Shares.

b)	Each Shareholder agrees not to dispose of his SIVM Shares or any portion thereof unless and until counsel for SIVM shall have determined that the intended disposition is permissible and does not violate the Securities Act of 1933 or any applicable state securities laws, or the rules and regulations thereunder.

c)	Each Shareholder acknowledges that SIVM has made all documentation pertaining to all aspects of SIVM and the transaction herein available to him/her and to his/her qualified representative(s), if any, and has offered such person or persons an opportunity to discuss SIVM and the transaction herein with the officers of SIVM.
4.4	Shareholders and Issued Stock. Schedule 4.4 annexed hereto sets forth the names, shareholdings and consents of 90% of GWTI shareholders to this transaction.
4.5	Indemnification. Each Shareholder recognizes that the offer of SIVM Shares to him/her is based upon his/her representations and warranties set forth and contained herein and hereby agrees to indemnify and hold harmless SIVM against all liability, costs or expenses (including reasonable attorney’s fees) arising as a result of any misrepresentations made herein by such Shareholder.
4.6	Restrictive Legend. Each Shareholder agrees that the certificates evidencing the SIVM Shares acquired pursuant to this Agreement will have a legend placed thereon which will restrict the sale of said shares for times and upon conditions that are subject to federal and state securities laws.
ARTICLE 5 — PRE-CLOSING COVENANTS
5.1	Conduct of Business. Prior to the Closing, GWTI and SIVM shall each conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of the other party, except in the regular course of business. Neither GWTI or SIVM shall amend (unless otherwise stated) its founding document(s), its Articles of Incorporation or Bylaws, not in good standing, declare dividends, redeem or sell stock or other securities, incur additional or newly-funded liabilities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business.
5.2	Reverse Split. SIVM will decrease the total number of its issued and outstanding common shares of stock so that SIVM will be no less than 628,000 common shares, through a combination of a reverse common stock split and cancellation of certain common shares before Closing.
ARTICLE 6 — POST-CLOSING COVENANTS
6.1	For the one year following the Closing herein:

a)	Issue of Additional Shares. Issuance and sales of SIVM’s securities to affiliated investors will be on the same terms as offered to non-affiliated investors and shall be for fair market value, which may include a reasonable discount to the quoted price published on the Pink Sheets.

b)	No Interference or Denial of Shares. Post Closing, the management of SIVM will not challenge the ownership rights of any existing shareholders at the time of closing or in any manner interfere with their right to transfer the same.
6.2	Prompt resignation of officers and directors All existing SIVM and subsidiary officers and directors shall resign before Closing of the Agreement and Vladimir Vasilenko shall be elected or appointed director and president, Treasurer, and Secretary.
6.3	Benefit for all SIVM Shareholders: The foregoing provisions of this Article 8 are expressly set forth for the benefit of all shareholders of SIVM and may not be amended or waived. Any shareholder damaged by a violation of these provisions shall have the right to seek an injunction and/or damages, including reasonable attorneys’ fees, for such violation.
6.4	Maintain Listing: Upon the Closing the undersigned management agrees to establish and maintain the listing of the Company on the OTC-Pink Sheets or higher exchange to the best of its ability.
ARTICLE 7 — CONDITIONS PRECEDENT TO SHAREHOLDERS’ PERFORMANCE
7.1	Conditions. Shareholders’ obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article 7. Shareholders may waive any or all of these conditions, in whole or in part, without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Shareholders of any other condition of or any of Shareholders’ rights or remedies, at law or in equity, if SIVM shall be in default of any of its representations, warranties, or covenants under this Agreement.
7.2	Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by Shareholders in this Agreement or in any written statement that shall be delivered to SIVM by Shareholders under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.
7.3	Performance. Shareholders shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them, on or before the Closing Date.

7.4	Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against a Shareholder on or before the Closing Date.

7.5	Acceptance by GWTI Shareholders. The holders of an aggregate of not less than 90% of the issued and outstanding shares of common stock of GWTI shall have agreed to exchange their shares for shares of SIVM Common Stock.

7.6	Certificate. Shareholders shall have delivered to SIVM a certificate, dated the Closing Date, certifying that each of the conditions specified in Sections 7.2 through 7.5 hereof have been fulfilled.
ARTICLE 8 — CONDITIONS PRECEDENT TO SIVM’S PERFORMANCE
8.1	Conditions. SIVM’s obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article 8. SIVM may waive any or all of these conditions, in whole or in part, without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by SIVM of any other condition of or any of SIVM’s other rights or remedies, at law or in equity, if Shareholders shall be in default of any of their representations, warranties, or covenants under this Agreement.
8.2	Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by SIVM in this Agreement or in any written statement that shall be delivered to Shareholders by SIVM under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.
8.3	Performance. SIVM shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.
8.4	Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against SIVM on or before the Closing Date.
8.5	Officers’ Certificate. SIVM shall have delivered to Shareholders a certificate, dated the Closing Date and signed by the President of SIVM certifying that each of the conditions specified in Sections 8.2 through 8.4 have been fulfilled.
ARTICLE 9 — CLOSING

9.1	Closing. The Closing of this transaction shall be held at the offices of SIVM, or such other place as shall be mutually agreed upon, on such date as shall be mutually agreed upon by the parties. In the event the Closing herein has not been completed by October 15, 2007 any party hereto may terminate this Agreement and in such event this Agreement shall be null and void. At the Closing:
a)	Each Shareholder shall present the certificates representing his/her shares of GWTI being exchanged to SIVM, and such certificates will be duly endorsed.

b)	Each Shareholder shall receive a certificate or certificates representing the number of shares of SIVM Common Stock for which the shares of GWTI common stock shall have been exchanged.

c)	SIVM shall deliver an officer’s certificate, as described in Section 8.5 hereof, dated the Closing Date, representing that all representations, warranties, covenants and conditions set forth in this Agreement on behalf of SIVM are true and correct as of, or have been fully performed and complied with by, the Closing Date.

d)	SIVM shall deliver a signed consent and/or Minutes of the Directors of SIVM approving this Agreement and each matter to be approved by the Directors of SIVM under this Agreement.

e)	Vladimir Vasilenko shall deliver a certificate, as described in Section 7.6 hereof, dated the Closing Date, that all representations, warranties, covenants and conditions set forth in this Agreement on behalf of Shareholders are true and correct as of, or have been fully performed and complied with by, the Closing Date, with the exception that the warranty as to ownership of shares by other Shareholders is qualified to the best of their knowledge and belief.
ARTICLE 10 — MISCELLANEOUS
10.1	Captions. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.
10.2	No Oral Change. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but it can be changed by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.
10.3	Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

10.4	Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.
10.5	Entire Agreement. This Agreement contains the entire Agreement and understanding among the parties hereto, supersedes all prior agreements and understandings, and constitutes a complete and exclusive statement of the agreements, responsibilities, representations and warranties of the parties.
10.6	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
10.7	Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given or delivered by a national courier service, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:
To SIVM:	Alex Gordeyev 1503 E. 15th Street Tulsa, OK 74114 USA

To GWTI :	Vladimir Vasilenko 10 Spring Street P.O. Box 582 Maxville, Ontario, K0C 1T0

To Shareholders:	To the Shareholder’s Representative c/o GWTI
10.9	Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.
10.10	Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

10.11	Announcements. SIVM and Shareholders will consult and cooperate with each other as to the timing and content of any announcements of the transactions contemplated hereby to the general public or to employees, customers or suppliers.
10.12	Expenses. Each party will pay his/hers/its own legal, accounting and any other out-of-pocket expenses reasonably incurred in connection with this transaction, whether or not the transaction contemplated hereby is consummated.
10.13	Brokerage. GWTI, SIVM, and Shareholders each represent that no finder, broker, investment banker or other similar person has been involved in this transaction. Each party agrees to indemnify and hold the others harmless from payment of any brokerage fee, finder’s fee or commission claimed by any other person or entity who claims to have been involved in the transaction herein because of an association with such party.
10.14	Survival of Representations and Warranties. The representations and warranties of the parties set forth in this Agreement or in any instrument, certificate, opinion, or other writing provided for herein, shall survive the Closing irrespective of any investigation made by or on behalf of any party for a period of one year.
10.15	Schedules. As of the execution hereof, the parties hereto have provided each other with the Schedules provided for hereinabove, including any items referenced therein or required to be attached thereto. Any material changes to the Schedules shall be immediately disclosed to the other parties.
10.16	Arbitration of Disputes. Any dispute or controversy arising out of or relating to this Agreement, any document or instrument delivered pursuant to, in connection with, or simultaneously with this Agreement, or any breach of this Agreement or any such document or instrument shall be settled by arbitration in accordance with the rules then in effect of the American Arbitration Association or any successor thereto. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitration shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. Each party in such arbitration shall pay their respective costs and expenses of such arbitration and all the reasonable attorneys’ fees and expenses of their respective counsel.
10.17	Choice of Law. This Agreement and its application shall be governed by the laws of the State of Nevada.
(SIGNATURE PAGE TO FOLLOW)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives, all as of the date first written above.

Southern Investments, Inc.
By:	/s/ Alex Gordeyev
Alex Gordeyev
CEO & President

Global Warming Technologies, Inc.
By:	/s/ Vladimir Vasilenko
Vladimir Vasilenko
CEO & President

SCHEDULE 4.4 — SHAREHOLDERS OF GWTI
     THE UNDERSIGNED, each being a shareholder of Global Warming Technologies, Inc. hereby represent that they own the number of shares of Global Warming Technologies, Inc.’s common stock as set forth beneath their respective signature below and further covenant and agree to comply with, undertake to perform, and abide by, the various covenants, warranties and undertakings as set forth in the foregoing Acquisition Agreement and Plan of Reorganization made effective this 15th day of April, 2007, by and among Southern Investments, Inc., Global Warming Technologies, Inc., and the shareholders of Global Warming Technologies, Inc.
     EXECUTED on the date set forth below the respective signatures:

SHAREHOLDERS:
/s/ Vladimir Vasilenko
Name:	Vladimir Vasilenko
Number of Shares:
Date:

SCHEDULE 2.3 — OFFICERS AND DIRECTORS of GWTI

Vladimir Vasilenko	CEO, President, Director

SCHEDULE 4.6 — LIABILITES OF SIVM
– NONE –

SHAREHOLDER CONSENT
OF
GLOBAL WARMING TECHNOLOGIES, INC.
          THE UNDERSIGNED, each being a shareholder of Global Warming Technologies, Inc. hereby represent and agree that:
a)	they own the number of shares of Global Warming Technologies, Inc.’s common stock as set forth beneath their respective signature below;

b)	they covenant and agree to comply with, undertake to perform, and abide by, the various covenants, warranties and undertakings as set forth in the foregoing Acquisition Agreement and Plan of Reorganization (“Agreement”) made effective this 15th day of April, 2007, by and among Southern Investments, Inc., Global Warming Technologies, Inc., and the shareholders of Global Warming Technologies, Inc.;

c)	they covenant that all representations, warranties, covenants and conditions set forth in this Agreement are true and correct as of, or have been fully performed and complied with by, the Closing Date; and

d)	they covenant that Vladimir Vasilenko, President of Global Warming Technologies, Inc., is hereby authorized and instructed to execute the Agreement on their behalf
          EXECUTED on the date set forth below the respective signatures:

SHAREHOLDERS:
/s/ Vladimir Vasilenko

CERTIFICATE
To:	Southern Investments, Inc.

Re:	Acquisition Agreement and Plan of Reorganization made effective this 15th day of April, 2007, by and among Southern Investments, Inc., Global Warming Technologies, Inc., and the shareholders of Global Warming Technologies, Inc. (the “Agreement”)
     The undersigned hereby certifies that he is the President of Global Warming Technologies, Inc., a Nevada corporation (the “Company”), and as such he is authorized to execute and deliver this Certificate; and he further certifies that:
a)	All representations, warranties, covenants and conditions set forth in this Agreement on behalf of the Company are true and correct as of, or have been fully performed and complied with by, the Closing Date.
     All capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Agreement.
     IN WITNESS WHEREOF, the undersigned has hereunder signed his name this 15th day of April, 2007.

/s/ Vladimir Vasilenko
Vladimir Vasilenko

CERTIFICATE
To:	Global Warming Technologies, Inc.

Re:	Acquisition Agreement and Plan of Reorganization made effective this 15th day of April, 2007, by and among Southern Investments, Inc., Global Warming Technologies, Inc., and the shareholders of Global Warming Technologies, Inc. (the “Agreement”)
     The undersigned hereby certifies that he is the President and Secretary of Southern Investments, Inc., an Oklahoma corporation (the “Company”), and as such he is authorized to execute and deliver this Certificate; and he further certifies that:
a)	All representations, warranties, covenants and conditions set forth in this Agreement on behalf of the Company are true and correct as of, or have been fully performed and complied with by, the Closing Date.
     All capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Agreement.
     IN WITNESS WHEREOF, the undersigned has hereunder signed his name this 15th day of April, 2007.

/s/ Alex Gordeyev
Alex Gordeyev

Southern Investments, Inc.
(an Oklahoma corporation)
ACTION IN WRITING BY DIRECTORS
          The undersigned Directors of Southern Investments, Inc., hereby adopt the following resolutions without a meeting pursuant to the Oklahoma Business Corporation Act, to wit:
          RESOLVED, that the following person, effective 15th day of April, 2007, shall serve as an officer of the Company in the capacities set opposite his name until such time as his successors are duly elected and qualify:
     Vladimir Vasilenko — CEO, President, Secretary, Treasurer, Director
          BE IT FURTHER RESOLVED, that the Secretary of the Company be and he hereby is authorized to certify as having been adopted by resolution or resolutions necessary to open or transfer banking accounts maintained in the ordinary course of business with financial institutions and the Secretary so certifying such resolutions shall be and hereby is directed to include in the records of the Company copies of any resolutions so certified.

Signed 15th day of April, 2007.	DIRECTORS
/s/ Alex Gordeyev
Alex Gordeyev

Southern Investments, Inc.
(an Oklahoma corporation)
ACTION IN WRITING BY DIRECTOR
          The undersigned sole Director of Southern Investments, Inc., hereby adopts the following resolution without a meeting pursuant to the laws of Oklahoma, to wit:
          RESOLVED, that Vladimir Vasilenko is hereby appointed to fill the position of directors on the Board of Directors of Southern Investments, Inc.
          RESOLVED FURTHER, that Vladimir Vasilenko is hereby solely and unconditionally authorized to act on behalf of Southern Investments, Inc. and is hereby specifically authorized to pursue the Board’s goal to merge Southern Investments, Inc. with a profitable growth company, while concurrently therewith seeking qualified individuals willing to serve on the Board of Directors of Southern Investments, Inc.; and
          BE IT FURTHER RESOLVED, that Vladimir Vasilenko shall be and he is hereby solely and unconditionally authorized to do any and all things necessary to manage the business and affairs of the corporation, including but not limited to the power to compromise, abandon, arbitrate, defend, enforce, and settle claims of or against the corporation, and to execute and deliver any and all instruments on behalf of said corporation in connection with the aforementioned goal in particular and the business and affairs of Southern Investments, Inc. in general.

Signed 15th day of April, 2007.	DIRECTOR
/s/ Alex Gordeyev
Alex Gordeyev

RESOLUTIONS OF THE BOARD OF DIRECTORS
OF
SOUTHERN INVESTMENTS, INC.
(the “Corporation”)
The undersigned, being all of the directors of Southern Investments, Inc., an Oklahoma corporation (the “Corporation”) hereby consent to the adoption of the following resolution by written consent without a meeting effective the 15th day of April, 2007.
ENABLING RESOLUTION
     RESOLVED that the Acquisition Agreement and Plan of Merger with GLOBAL WARMING TECHNOLOGIES, INC. (the “Agreement”), a copy of which is attached hereto is hereby approved and ratified and any one director is authorized to issue or transfer such shares as required pursuant to the said Agreement.
     RESOLVED that any one or more directors of the Corporation is empowered and directed, in the name of and on behalf of the Corporation, to execute and sign the Agreement, these resolutions; and the officers of the Corporation are empowered and directed in the name of and on behalf of the Corporation to execute and deliver all documents, to make all payments, and to perform any other act as may be necessary from time to time to carry our the purposes and intent of these resolutions. All such acts and doings of the officers of the Corporation consistent with the purpose of this resolution are hereby authorized, approved, ratified and confirmed in all respects.
     Adopted and executed (date): 15th day of April, 2007

/s/ Alex Gordeyev
Alex Gordeyev

RESOLUTIONS OF THE BOARD OF DIRECTORS
OF GLOBAL WARMING TECHNOLOGIES,
INC.
(the “Corporation”)
The undersigned, being all of the directors of Global Warming Technologies, Inc., a Nevada corporation (the “Corporation”) hereby consent to the adoption of the following resolution by written consent without a meeting effective the 15th day of April, 2007.
ENABLING RESOLUTION
     RESOLVED that the Acquisition Agreement and Plan of Merger with Southern Investments, Inc. (the “Agreement”), a copy of which is attached hereto is hereby approved and ratified and any one director is authorized to issue or transfer such shares as required pursuant to the said Agreement.
     RESOLVED that any one or more directors of the Corporation is empowered and directed, in the name of and on behalf of the Corporation, to execute and sign the Agreement, these resolutions; and the officers of the Corporation are empowered and directed in the name of and on behalf of the Corporation to execute and deliver all documents, to make all payments, and to perform any other act as may be necessary from time to time to carry our the purposes and intent of these resolutions. All such acts and doings of the officers of the Corporation consistent with the purpose of this resolution are hereby authorized, approved, ratified and confirmed in all respects.
     Adopted and executed (date): 15th day of April, 2007

/s/ Vladimir Vasilenko
Vladimir Vasilenko

RESOLUTION OF THE DIRECTORS
OF SOUTHERN INVESTMENTS,
INC.
     All of the Corporation’s directors hereby consent to the following resolutions:
BE IT RESOLVED THAT:
ELECTION AND APPOINTMENT OF OFFICER and DIRECTOR
     Vladimir Vasilenko be and hereby elected as President, Secretary and Director of the Corporation
RESIGNATION OF OFFICER and DIRECTOR
     Alex Gordeyev hereby resigns as President, Secretary, and Director of the Corporation.
DATED on this 15th day of April, 2007.

/s/ Alex Gordeyev
Alex Gordeyev
Director

SOUTHERN INVESTMENTS, INC. RESIGNATION OF
OFFICE and BOARD OF DIRECTORS
To the Board of Directors:
     I, Alex Gordeyev, having been sole Officer and Director of Southern Investments, Inc., an Oklahoma Corporation, I hereby resign all positions, together with any office or board seat pertaining thereto to which I have also been elected in connection with my position and title as an Officer and Director effective as of this 15th day of April, 2007.
DATED on this 15th day of April, 2007.

/s/ Alex Gordeyev
Director & Officer

SOUTHERN INVESTMENTS, INC. ACCEPTANCE OF
OFFICE and BOARD OF DIRECTORS
To the Board of Directors:
     I, Vladimir Vasilenko, hereby accept the position of President and director of Southern Investments, Inc., an Oklahoma Corporation effective as of this 15th day of April, 2007.
DATED on this 15th day of April, 2007.

/s/ Vladimir Vasilenko
Vladimir Vasilenko